EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                Contact: Eric Friedman
July 14, 2004                                        Investor Relations
                                                     (973)-926-0816

            Integrated BioPharma Responds to Fraudulent Press Release

Hillside, N.J., July 14, 2004--Integrated BioPharma, Inc. (Amex: INB) recently learned that a fraudulent press release, purporting to be issued by INB, was posted on the INB section of the Yahoo Finance message board. The fabricated release stated that the Company had determined to halt trading of its common stock on the American Stock Exchange. That statement is false and was not issued by or on behalf of INB. In fact, the stock continues to be actively traded on the American Stock Exchange and the Company has no intention to halt trading on the Amex. Yahoo has since removed the message from its site following a demand from the Company and its counsel.

The Company wishes to alert investors that Web site postings such as this apparently are a part of recent activities to illicitly manipulate the Company's stock price, and that information contained in such message boards should therefore not be relied on by investors in making their investment decisions. The Company, together with its counsel, is investigating these activities and has notified the American Stock Exchange and the Securities and Exchange Commission. The Company has demanded information to identify the source of the false posting and will pursue obtaining such information and take appropriate action.

INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.